UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to Section 240.14a-12

Salarius Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

Elvin Lee

Jerald Hammann

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THIS IS A SOLICITATION PURSUANT TO RULE 14a-12 UNDER THE SECURITIES ECHANGE ACT OF 1934.  ELVIN LEE, WHO MAY BE DEEMED A PARTICIPANT IN THIS SOLICITATION, HAS ADVISED THE COMPANY OF HIS INTENT TO NOMINATE HIMSELF AND JERALD HAMMANN, WHO ALSO MAY BE DEEMED A PARTICIPANT IN THIS SOLICITATION, FOR ELECTION TO THE BOARD OF DIECTORS AT THE 2024 ANNUAL MEETING OF STOCKHOLDERS.

MR. LEE AND MR. HAMMANN INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") AND FURNISH TO ITS STOCKHOLDERS A PROXY STATEMENT IN SUPPORT OF THEIR NOMINATIONS UNLESS THE COMPANY SHOULD CHOOSE TO NOMINATE THEM AS THE COMPANY'S NOMINEES.  THEIR PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION AND INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. INVESTORS AND STOCKHOLDERS WILL BE ABLE TO OBTAIN FREE COPIES OF THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MR. LEE AND MR. HAMMANN FILE WITH THE SEC THROUGH THE WEB SITE MAINTAINED BY THE SEC AT WWW.SEC.GOV AND FROM MR. LEE BY CALLING (818) 455-5759 OR BY WRITING TO MR. LEE AT 31 BILTON STREET, TEANECK, NEW JERSEY 07666.  INFORMATION ABOUT THE DIRECT AND INDIRECT INTERESTS OF MR. LEE AND MR. HAMMANN WILL BE PROVIDED IN THEIR DEFINITIVE PROXY STATEMENT, ALONG WITH INFORMATION ABOUT THEIR QUALIFICATIONS AND ALL OTHER RELEVANT INFORMATION, ALL OF WHICH WILL BE AVAILABLE TO INVESTORS AT NO COST AT THE SOURCES CITED ABOVE.

To Our Fellow Stockholders of Salarius Pharmaceuticals, Inc.:

We own more than 200,000 shares of Salarius Pharmaceuticals which we purchased on the open market. Like many of our fellow stockholders, we see the promise of Seclidemstat for cancer patients worldwide and a company that appears to us to be mismanaged by the current management and Board of Directors.

Salarius's stockholders have suffered under the leadership of the current Board of Directors. Rather than recognize their failure to perform, the existing leadership of the Board of Directors has continued to cause the destruction of shareholder value by:

• Failing to instill a culture of accountability. Salarius has provided what we believe are significant salary increases and made significant grants of stock options to senior executives while its business was performing poorly and its stock price was depressed without conditioning at least some of those stock options on company performance. For example, Salarius awarded Mr. David Arthur, its CEO a 32% base salary increase in December 2021 despite a shareholder loss of approximately 42% from the time of his prior raise effective February 01, 2021, through November 30, 2021, and Directors were granted increases in compensation of on average approximately 49% inclusive of new option awards as disclosed in the company's 2023 proxy statement but exclusive of interim officer compensation provided to one of the directors.

• Engaging in other curious compensation practices. In 2020, Mr. Arthur was paid $95,000 for past services rendered even though he has been paid pursuant to an employment contract since at least November 1, 2015. In 2021, Mr. Arthur was paid a $104,605 relocation allowance even though the Company has operated in its existing building location since at least February 5, 2019. In 2021, the Compensation Committee permitted Mr. Arthur to purchase 139,488 common shares at a price per share of $0.0652 at a time when the market closing price was $0.39 per share. In 2022, the Compensation Committee permitted Mr. Arthur to purchase 14,300 common shares at a price per share of $0.016 at a time when the market closing price was $2.28 per share. On January 3, 2023, the Board simply granted Mr. Arthur 20,000 additional shares despite deteriorating company fundamentals and share price.

• Failing to align incentives with stockholders. Board members and named executive officers have held a very small percentage of Salarius's total outstanding shares of Common Stock and over the trailing 12 months, no record of open market purchases by directors or named executive officers is recorded. For example, Salarius's 2023 proxy filing discloses that the non-management Board members beneficially own approximately 0.62% of shares outstanding.

• Window dressing CEO transition as a cost-saving measure. On February 22, 2024, the company announced the transition of Mr. Arthur from a full-time employee to a part-time consultant as a cost-saving measure. As per the severance agreement, Mr. Arthur was paid $500,000 and as per the consulting agreement, Mr. Arthur will be paid $10,417 per month as a consultant. On an annualized basis, Mr. Arthurs's cash compensation for 2024 is equivalent to approximately $625,000, higher than his 2023 salary of $500,000. The cash cost of this transition is larger than retaining Mr. Arthur as CEO with his current salary before a cash bonus for the company. We do not think a bonus is appropriate given the drop in shareholder value over the 2023 fiscal year.

In addition, the Board of Directors may be engaging in disclosure diffusion, spreading material information into diverse SEC filings in a manner which hinders shareholders from obtaining a clear picture of compensation practices. In the Company's 2023 Proxy Statement, which covered the 2022 calendar year, the Board of Directors proposed: "We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement." By awarding the named executive officers and themselves free Company shares effective January 3, 2023, and by not disclosing these awards in the 2023 proxy statement, the Board left material information out of the mix of information they provided to shareholders that would have more fully-informed shareholders regarding named executive officer compensation. This disclosure diffusion may have impacted shareholder voting.

Tess Burleson and Paul Lammers, the two Board members running for reelection, are two of the three members of the Compensation Committee of the Board of Directors. As members of the Compensation Committee, they voted to approve the curious compensation practices highlighted above. These practices have resulted in a massive disconnect between the compensation of executives and directors and shareholder returns. They also contributed to disclosure diffusion. When considered as a whole, these curious compensation practices and this disclosure diffusion cause us to question whether Ms. Burleson and Mr. Lammers have lost sight of their fiduciary duties to shareholders.

Further, over the tenure of Tess Burleson and Paul Lammers, the Company's share price has dropped over 99% in value and has underperformed the XBI ETF, which went up approximately 4% during the same time period. We believe that there is a clear lack of proper oversight and a clear lack of strategy at the management and Board level to increase the value for stockholders. Consider, neither the named executive officers nor the Board members have reported purchasing any shares on the open market over the last 12 months despite the company's stock trading at a large discount to net cash value per share. We have put our own capital at risk by purchasing shares on the open market and are aligned with the interests of stockholders.

Since the release of a schedule 13D disclosing ownership of over 200,000 shares on October 27, 2023, Mr. Lee has tried to work with the management team to improve business performance, even offering to work as a Board member for no compensation. All offers other than an initial meeting were rebuffed including proposals for value creation. Since that initial meeting, the stock price has continued to fall, and insufficient actions have been taken by the Board to improve the value of the company and to communicate clearly with stockholders.

We do not believe that the current Board can solve the issues underlying Salarius and that new perspectives and ideas from stockholder-aligned members are needed. We lack confidence in the ability of the current Board to drive positive stockholder returns and hold the management team accountable.

Sincerely,

Elvin Lee and Jerald Hammann

Disclaimers

This is not an offer to enter into any agreement to act together with any shareholder for the purpose of acquiring, holding, voting, or disposing of equity securities. The authors have no present intent to enter into a group with other parties pursuant to 17 CFR § 240.13d-5(b)(1).

The views expressed are those of the authors as of the date referenced and are subject to change at any time based on market or other conditions. These views are not intended to be a forecast of future events or a guarantee of future results. These views may not be relied upon as investment advice. The information provided in this material should not be considered a recommendation to buy or sell any of the securities mentioned. It should not be assumed that investments in such securities have been or will be profitable. This communication should not be construed as a research report.